Exhibit 99.3

CERTIFICATE REGARDING EXCHANGE TRANSACTION

The undersigned, International Machinery Movers, Inc. (“IMM”), hereby accepts from Convention All Holdings Incorporated, a Delaware corporation (“the Company”), 336,050 Convertible Preferred Shares of Stock of the Company (“Preferred Shares”) in full satisfaction and exchange for: (i) the accrued interest and principal of $22,510.00 on the $22,510.00 Promissory Note issued by the Company to IMM dated October 7, 2006; (ii) the accrued interest and principal of $20,500 on the $20,500 Promissory Note issued by the Company to IMM dated July 1, 2006; and (iii) the accrued interest and principal of $24,200 on the $24,200 Promissory Note issued by the Company to IMM dated August 29, 2006. Copies of the certificate evidencing such Preferred Shares is attached hereto and incorporated herein as Exhibit A and copies of the Promissory Notes stamped “paid in full” are attached hereto and incorporated herein as Exhibits B, C, and D respectively.

The undersigned further affirms that the Company has no outstanding debt, liability, commitment or obligation to the undersigned, whether known or unknown, fixed or contingent, recorded or unrecorded.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 9th day of November, 2006.

INTERNATIONAL MACHINERY MOVERS, INC.

By:	/s/ Mike Heitz
Its:	President